EXHIBIT 11

       	 MINNESOTA MINING AND MANUFACTURING COMPANY AND SUBSIDIARIES

                     EARNINGS PER SHARE OF COMMON STOCK

                               Three months ended          Six months ended
                                    June 30                    June 30
                               1994         1993          1994         1993
                            ------------ ------------  ------------ ------------
Net income (millions)               $343         $331          $649         $661
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Primary earnings per share:

Earnings per share                  $.81         $.76         $1.53        $1.51

Weighted average number of
common shares outstanding    422,949,559  436,360,117   425,015,945  436,946,431

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Fully diluted earnings
   per share: (1)

Earnings per share                  $.81         $.75         $1.52       $1.50

Weighted average number of
common shares outstanding    422,949,559  436,360,117   425,015,945  436,946,431

Common equivalent shares       2,692,411    4,960,108     3,226,278    4,429,070
                             -----------  -----------   -----------  -----------
Average number of common
shares and equivalents
outstanding                  425,641,970  441,320,225   428,242,223  441,375,501

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Share and per-share data reflect the two-for-one stock split effective
March 15, 1994.

Primary earnings per share is computed by dividing net income by the weighted average number of common shares outstanding for each period. The calculation excludes the effect of common equivalent shares resulting from stock options using the treasury stock method as the effect would not be material.

Fully diluted earnings per share is computed based on the weighted average number of common shares and common equivalent shares outstanding for each period.

(1) This calculation is submitted in accordance with Regulation S-K Item 601(b)(11) although not required by APB Opinion No. 15 because it results in dilution of less than 3%.